Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF

PLANET PAYMENT, INC.

Planet Payment, Inc., a Delaware corporation, hereby certifies that:

1. The name of this corporation is Planet Payment, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was October 12, 1999, under the name Planet Group, Inc.

2. The Restated Certificate of Incorporation of this corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted and approved by the stockholders of this corporation in accordance with the applicable provisions of Sections 242 and 245 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Date: December 14, 2012	Planet Payment, Inc.

	By:	/s/ Philip Beck
	Name:	Philip Beck
	Title:	CEO

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION
OF
PLANET PAYMENT, INC.

ARTICLE I:  NAME

The name of the corporation is Planet Payment, Inc. (the “Corporation”).

ARTICLE II:  AGENT FOR SERVICE OF PROCESS

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

ARTICLE III:  PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV:  AUTHORIZED STOCK

1.                                      Authorized Stock.  The total number of shares of all classes of stock which the Corporation has authority to issue is Two Hundred and Sixty Million (260,000,000) shares, consisting of two classes: Two Hundred and Fifty Million (250,000,000) shares of Common Stock, $0.01 par value per share (“Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”), of which 2,243,750 shares are hereby designated as Series A Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”) and the Series A Preferred Stock shall have the rights and privileges as set forth on the Certificate of Designation of Series A Preferred Stock attached hereto as Exhibit B.

2.                                      Designation of Additional Series.

2.1                               The Board of Directors of the Corporation (the “Board”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the DGCL, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and relative, participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of the class) or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).  The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of two-thirds of all the then outstanding shares of capital stock of the Corporation entitled to vote, without a vote of the holders of the Preferred Stock, unless a vote of any other holders is required pursuant to a Certificate of Designation establishing a series of Preferred Stock.

2.2                               Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have voting powers, preferences and relative, participating, optional or other rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of Common Stock, Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

3.                                      Voting Power of Common Stock.  Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock).

ARTICLE V:  AMENDMENT OF BYLAWS

The Board shall have the power to adopt, amend or repeal the Bylaws of the Corporation (the “Bylaws”). Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the Whole Board. For purposes of this Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation (including any Preferred Stock issued pursuant to any Certificate of Designation), the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws; provided, further, that if two-thirds of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.

ARTICLE VI:  MATTERS RELATING TO THE BOARD OF DIRECTORS

1.                                      Director Powers. The conduct of the affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2.                                      Number of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board.

3.                                      Classified Board. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”).  The current term of office of the Class I directors shall expire at the Corporation’s annual meeting of stockholders held in 2013, the current term of office of the Class II directors shall expire at the Corporation’s annual meeting of stockholders held in 2014, and the current term of office of the Class III directors shall expire at the Corporation’s annual meeting of stockholders held in 2012. At each annual meeting of stockholders, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding anything to the contrary in the foregoing provisions of this Article VI, Section 3, each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the three classes of directors so as to ensure that no one class has more than one director more than any other class.  To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board.

4.                                      Term and Removal. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws. Subject to the rights of the holders of any series of Preferred Stock to remove directors elected by such holders, no director may be removed from the Board except for cause by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors voting together as a single class. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

5.                                      Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall, if elected to fill a vacancy not created by a newly created directorship, be elected to a class of directors in which such vacancy exists and hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class of directors to which the director has been assigned expires or until such director shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Any director elected to fill a vacancy created by a newly created directorship shall hold office for a term expiring at the next annual meeting of stockholders following such director’s election.

ARTICLE VII:  MATTERS RELATING TO THE STOCKHOLDERS

1.                                      Written Ballot Not Required. Election of directors need not be by written ballot unless the Bylaws shall so provide.

2.                                      No Action by Written Consent of the Stockholders. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with this Restated Certificate of Incorporation and the Bylaws, and no action shall be taken by the stockholders by written consent.

3.                                      Special Meetings of Stockholders. Special meetings of stockholders for any purpose or purposes may be called only by the Chairperson of the Board, the Chief Executive Officer, the President, or the Board acting pursuant to a resolution adopted by a majority of the Whole Board.

4.                                      Nominations and Business Transacted at Meetings. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of the meeting.

ARTICLE VIII:  DIRECTOR LIABILITY

1.                                      Limitation of Liability.  To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director.  Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2.                                      Change in Rights.  Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE IX:  AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any provision of this Restated Certificate of Incorporation; provided, further, that if two-thirds of the Whole Board has approved such amendment or repeal of any provisions of this Restated Certificate of Incorporation, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any provision of this Restated Certificate of Incorporation.

*  *  *  *  *

EXHIBIT B

CERTIFICATE OF DESIGNATION OF
SERIES A PREFERRED STOCK

A.                                    Designation and Amount.  Of the 10,000,000 shares of Preferred Stock, par value $0.01 per share, authorized to be issued by this Corporation (as defined below), 2,243,750 shares are hereby designated as “Series A Preferred Stock.”  Such number of shares may be increased or decreased by resolution of the Board (as defined below), provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding.

B.                                    Rights, Preferences and Restrictions of Series A Preferred Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock are as follows:

1.                                      Definitions.

(a)                                 “Board” shall mean the Board of Directors of the Corporation.

(b)                                 “Corporation” shall mean Planet Payment, Inc., a Delaware corporation.

(c)                                  “Common Stock” shall mean the Common Stock, $0.01 par value, of the Corporation.

(d)                                 “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

(e)                                  “Common Stock Event” shall mean (i) the issue by the Corporation of additional shares of Common Stock as a Common Stock Dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(f)                                   “Conversion Price” shall mean $1.31 as of the date of filing of this Amended and Restated Certificate of Incorporation, as adjusted pursuant to Section 4.4 below.

(g)                                  “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.

(h)                                 “Merger” shall mean a consolidation or merger (or similar transaction or series of transactions) of the Corporation with or into any other corporation or corporations or the sale of all of the capital stock of the Corporation in a single transaction or series of related transactions, in each case under circumstances in which the holders of the Corporation’s outstanding shares immediately before such transaction or series of related transactions do not, immediately after such transaction or series of related transactions, retain stock representing a majority of the voting power of the surviving corporation (or its parent corporation if the surviving corporation is wholly owned by the parent corporation) of such transaction or series of related transactions, on account of the shares of capital stock of the Corporation held by them immediately prior to such transaction or series of related transactions.

(i)                                     “Original Issue Date” shall mean November 10, 2004, the date on which the first share of Series A Preferred Stock was issued by the Corporation.

(j)                                    “Original Issue Price” shall mean $4.00, which is the price per share for the Series A Preferred Stock paid by the Purchasers in Section 1 of the Subscription Agreement (as defined below), as adjusted to the extent necessary to reflect any Preferred Stock Event.

(k)                                 “Preferred Stock” shall mean the Series A Preferred Stock and any other series of Preferred Stock authorized under the Certificate of Incorporation of the Corporation.

(l)                                     “Preferred Stock Event” shall mean any of the following events occurring after the Original Issue Date: (A) the issuance by the Corporation of additional shares of Series A Preferred Stock as a dividend or other distribution on the outstanding shares of Series A Preferred Stock, (B) a subdivision of the outstanding shares of Series A Preferred Stock into a greater number of shares of Series A Preferred Stock, (C) a combination of the outstanding shares of Series A Preferred Stock into a small number of shares of Series A Preferred Stock, and (D) the conversion or exchange of the outstanding shares of Series A Preferred Stock into a different number of shares of some other class or classes of stock whether by recapitalization, reclassification or otherwise; provided, however, that in no event shall a Preferred Stock Event be deemed to include any liquidation, dissolution or winding up of the Corporation provided for in Section 2 or any conversion or other adjustment event described in Section 4.

(m)                             “Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

(n)                                 “Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.01 par value per share, of the Corporation.

(o)                                 “Subscription Agreement” shall mean that certain Subscription Agreement dated November 10, 2004, among the Company and the persons and entities listed on Schedule 1 thereto, as amended by that certain letter agreement dated October 31, 2005, as further amended from time to time.  The Subscription Agreement is incorporated by reference into this Certificate of Designation.  A copy of the Subscription Agreement is on file in the office of the Secretary of the Corporation, and may be obtained by holders of Series A Preferred Stock upon written request to the Secretary of the Corporation.

(p)                                 “Valuation” shall have the meaning ascribed to such term in the Subscription Agreement.

2.                                      Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets that may be legally distributed to the Corporation’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner:

2.1.                            Liquidation Preference.  Subject to prior payment in full of the liquidation preference of any shares of any series of Preferred Stock (or any other stock) ranking prior and superior to the Series A Preferred Stock, the holders of each share of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price of the Series A Preferred Stock, plus all declared but unpaid dividends on the Series A Preferred Stock.  If upon any liquidation, dissolution or winding up of the Corporation, and after payment in full of the preferential amount payable to any shares of any series of Preferred Stock (or any other stock) ranking prior and superior to the Series A Preferred Stock, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock and to holders of each share of Preferred Stock then outstanding which ranks pari passu with the Series A Preferred Stock as to liquidation preference (“Pari Passu Preferred Stock”) of their full preferential amount described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock and the Pari Passu Preferred Stock pro rata, according to the aggregate full preferential amount payable with respect to all the then-outstanding shares of each such series of Preferred Stock.

2.2.                            Remaining Assets.  If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Preferred Stock of their full preferential amounts described subsection 2.1, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock on a pro rata basis according to the number of shares of Common Stock held by each holder thereof.

2.3.                            Merger or Sale of Assets.  A Merger or a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation, in a single transaction or a series of transactions, shall also be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2; provided that the holders of a majority of the Series A Preferred Stock may elect by written notice not to treat such event as a liquidation, dissolution or winding up, for the purposes of this Section.

2.4.                            Non-Cash Consideration.  If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board in good faith, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(a)                                 The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i)                                     unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities are then traded on a national securities exchange (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30 day period ending three days prior to the distribution; and

(ii)                                  if clause (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the 30 calendar day period ending three (3) trading days prior to the distribution; and

(iii)                               if there is no active public market as described in clauses (i) or (ii) above, then the value shall be the fair market value thereof, as determined in good faith by the Board.

(b)                                 The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

3.                                      Voting Rights.

3.1.                            Voting Generally.  Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to the provisions of Section 4 at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.  Subject to the other provisions of this Certificate of Incorporation, each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law.  Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock shall vote together with the holders of shares of other series of Preferred Stock and the holders of Common Stock, and not as a separate series or class.

4.                                      Conversion Rights.  The outstanding shares of Series A Preferred Stock shall be convertible into Common Stock as follows:

4.1.                            Optional Conversion.  At the option of the holder thereof, each share of Series A Preferred Stock shall be convertible, at any time or from time to time, into fully paid and nonassessable shares of Common Stock as provided herein.  Each holder of Series A Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted.  Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

4.2.                            Automatic Conversion.

(a)                                 Each share of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein: (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation (an “IPO”) in which the aggregate total valuation of the Company’s capital stock, based on the public offering price per share (before deduction of underwriters’ discounts and commissions) and assuming the conversion or exercise of all Preferred Stock and Rights or Options into Common Stock, equals or exceeds an amount equal to two (2) multiplied by the Valuation and aggregate net proceeds received by the Corporation are at least $25 million (a “Qualifying IPO”); or (ii) upon the Corporation’s receipt of the written consent of the holders of not less than 2/3rds of the then outstanding shares of Series A Preferred Stock to the conversion of all then outstanding Series A Preferred Stock under this Section 4.

(b)                                 Upon the occurrence of any event specified in subparagraph 4.2(a) above, the outstanding shares of Series A Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Common Stock.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

4.3.                            Conversion Price.  Each share of Series A Preferred Stock shall be convertible in accordance with subsection 4.1 or subsection 4.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price for the Series A Preferred Stock by the Conversion Price that is in effect at the time of conversion.  The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as provided below.  Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of the Conversion Price hereunder.

4.4.                            Adjustment Upon Common Stock Event.  Upon the happening of a Common Stock Event (as hereinafter defined) after the Original Issue Date, the Conversion Price of the Series A Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of the Series A Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for the Series A Preferred Stock.

4.5.                            Adjustments for Other Dividends and Distributions.  If, at any time or from time to time after the Original Issue Date, the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of Series A Preferred Stock or with respect to such other securities by their terms.

4.6.                            Adjustment for Reclassification, Exchange and Substitution.  If, at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section 4), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

4.7.                            Reserved.

4.8.                            Reserved.

4.9.                            Certificate of Adjustment.  In each case of an adjustment or readjustment of the Conversion Price for Series A Preferred Stock, the Corporation, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred Stock at the holder’s address as shown in the Corporation’s books.

4.10.                     Fractional Shares.  No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock.  In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.

4.11.                     Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4.12.                     Notices.  Any notice required by the provisions of these Certificate of Incorporation to be given to the holders of shares of Series A Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or delivery by a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

4.13.                     No Impairment.  The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by ‘the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights, preferences and privileges of the holders of Series A Preferred Stock against impairment.

5.                                      Dividends.  If the Board declares and pays any dividend on the Common Stock, such dividend shall also be declared and paid on each outstanding share of Series A Preferred Stock based on the number of whole shares of Common Stock into which such share of Series A Preferred Stock then could be converted pursuant to the provisions of subsection 4.1.  Except as provided in the preceding sentence, holders of Series A Preferred Stock shall not be entitled to receive any dividends.  No rights or interest shall accrue to the holders of the Series A Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on the Common Stock or Series A Preferred Stock in any calendar year or any fiscal year of the Corporation, whether or not the earnings of the Corporation in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.

6.                                      Reserved.

7.                                      Miscellaneous.

7.1.                            No Reissuance of Series A Preferred Stock.  No share or shares of Series A Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

7.2.                            Preemptive Rights.  No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

7.3.                            Adjustments for Stock Splits, Etc.  Except as otherwise required by law, wherever in this Certificate of Designation there is a reference to a specific number of shares Series A Preferred Stock, then, upon the occurrence of any Common Stock Event or Preferred Stock Event, the specific number of shares so referenced herein shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such Common Stock Event or Preferred Stock Event, as applicable.

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